UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 27, 2005

OUTBACK STEAKHOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (813) 282-1225

 Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 1, 2005, Paul E. Avery, Chief Operating Officer of the Company, and Benjamin P. Novello, President of Outback Steakhouse of Florida, Inc., a subsidiary of the Company, each named executive officers of the Company, transferred to the Company their interests in certain restaurants operated by subsidiaries or affiliates of the Company.

Mr. Avery assigned his interests in 17 Carrabba's Italian Grill and Bonefish Grill restaurants to the Company for an aggregate sale price of $285,856. Mr. Avery’s original purchase price for these interests was $317,469.

Mr. Novello assigned his interests in 24 Carrabba's Italian Grill and Bonefish Grill restaurants to the Company for an aggregate sale price of $238,206. Mr. Novello’s original purchase price for these interests was $243,443. In addition, Mr. Novello transferred to the Company his interest in one (1) Outback Steakhouse restaurant for a sale price of $29,502. Mr. Novello acquired this interest in 1991 for a purchase price of $2,500.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Joseph W. Hartnett, 44, the Company’s Vice President of Corporate Accounting, was appointed to be Interim Principal Financial and Accounting Officer of the Company, effective as of July 27, 2005. The Company expects that Mr. Hartnett will serve in this capacity until it engages a new Chief Financial Officer to replace its former Chief Financial Officer, who retired earlier this year.

Mr. Hartnett has been with the Company for over nine (9) years. He began his career at the Company as Assistant Controller of Outback Steakhouse of Florida, Inc., a subsidiary of the Company. In July 1998, he became the Director of Financial Reporting of the Company and was promoted to Vice President of Corporate Accounting in August 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBACK STEAKHOUSE, INC.
(Registrant)

Date: August 1, 2005	By: /s/ Joseph J. Kadow
Joseph J. Kadow
Executive Vice President